Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-4211
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

YEAR END 2007 FINANCIAL RESULTS

— Delta Program Update Provided —

EXTON, PA, February 29, 2008 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the year and fourth quarter ended December 31, 2007 and provided an update on its Delta Program.

2007 Financial Results

For the twelve months ended December 31, 2007, the company reported a net loss of $48.4 million or $(1.05) per basic and diluted share, compared to a net loss of $69.7 million, or $(1.56) per basic and diluted share for the same period in 2006. For the three month period ended December 31, 2007, the company reported a net loss of $10.1 million or $(0.22) per basic and diluted share, compared to a net loss of $18.4 million or $(0.40) per basic and diluted share in the three months ended December 31, 2006.

“We enter 2008 with two strong lead development programs, increasing momentum in discovery research, and a solid financial foundation,” said Michael R. Dougherty, president and chief executive officer of Adolor Corporation. “With our PDUFA date for Entereg on May 10, 2008, we await the FDA’s completion of its review of our NDA for postoperative ileus. We look ahead to realizing our objective of making this important new product available to patients in the near future.”

“A highlight of the fourth quarter of 2007 was our collaboration with Pfizer Inc for the Delta Program,” continued Dougherty. “Pfizer shares our vision for this program, the development of an entirely new class of opioid receptor agonists, and our joint efforts are now well underway. Finally, we are increasingly enthusiastic about our early discovery and research programs, and believe our efforts here will lead to the identification of new development candidates for our growing pipeline.”

Contract revenues were approximately $9.1 million and $15.1 million for the twelve months ended December 31, 2007 and 2006, respectively. The decrease in revenues was primarily the result of a reduction in expenses incurred by us relating to Entereg and reimbursable by GlaxoSmithKline (Glaxo) under the collaboration agreement of $4.0 million and a reduction in co-promotion revenues of $2.4 million relating to our Arixtra® co-promotion with Glaxo which is no longer in place. These decreases were partially offset by an increase in amortization of up-front fees and cost reimbursements associated with the Pfizer collaboration of $1.3 million. Contract revenues were approximately $3.7 million and $4.3 million for the three months ended December 31, 2007 and 2006, respectively.

Research and development expenses were $41.6 million and $56.7 million for the twelve months ended December 31, 2007 and 2006, respectively. The decrease was primarily related to a reduction in costs associated with our Entereg® (alvimopan) program and discontinued sterile lidocane patch program, partially offset by an increase in expenses related to our Delta program. Research and development expenses in the three months ended December 31, 2007 were $8.7 million, compared to $13.6 million for the same period in 2006.

Marketing, general and administrative expenses were $24.0 million and $37.7 million for the twelve months ended December 31, 2007 and 2006, respectively. The expense decrease was principally related to decreased personnel expenses, including expense primarily associated with disbanding of the sales force in 2006, as well as lower marketing and sales expenses. Marketing, general and administrative expenses in the three months ended December 31, 2007 were $6.8 million, compared to $11.6 million for the same period in 2006.

As of December 31, 2007, the company had approximately $167.2 million in cash, cash equivalents and short-term investments.

Delta Program Update

Top-line results from a recently completed Phase 2a exploratory study in acute dental surgery pain, 33CL230 (Study 230), indicated that ADL5859 was generally well tolerated, but showed no efficacy signal in this model.

“The novelty of our Delta compounds will require a broad exploratory effort and we have designed a Phase 2a development program to understand their role in treating various types of pain,” commented David Jackson, M.D., senior vice president and chief medical officer of Adolor. “We look forward to seeing the results from our multi-dose chronic and neuropathic pain studies.”

Adolor is collaborating with Pfizer in conducting additional Phase 2a studies of ADL5859 to explore its utility in treating chronic pain associated with rheumatoid arthritis and peripheral neuropathic pain associated with diabetes. The companies are also planning to conduct an additional study of ADL5859 in treating pain associated with osteoarthritis.

Study 230 was a randomized double-blind, single-dose, active and placebo controlled parallel group study of ADL5859 for the treatment of acute pain following surgical removal of impacted third molars. The active control in Study 230 was ibuprofen, and the primary endpoint for the study was a measure of pain relief. A total of 201 patients were enrolled in the study.

Further, Adolor and Pfizer have begun Phase 1 clinical testing of ADL5747, a second Delta agonist, in healthy volunteers to investigate its safety, tolerability and pharmacokinetics.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Adolor has two lead product candidates in development: Entereg® (alvimopan) for the management of the gastrointestinal side effects associated with opioid use; and, novel Delta opioid receptor agonists for a variety of pain indications. Adolor and GlaxoSmithKline are collaborating in the worldwide development and commercialization of Entereg in multiple indications. Adolor and Pfizer are collaborating in the worldwide development and commercialization of two Delta agonists for pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Arixtra® is a registered trademark of GlaxoSmithKline.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not receive regulatory approval of ENTEREG ® (alvimopan) for POI, OBD, or any other indication; the risk that the PDUFA date extended to May 10, 2008 is further extended or not met; the risk that a risk management plan acceptable to the FDA could materially adversely affect the commercial prospects for ENTEREG, if regulatory approval is achieved; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that Adolor may not obtain FDA approval for ENTEREG in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the ENTEREG studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the ENTEREG studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any ENTEREG studies; the risk that the alvimopan Investigational New Drug Applications (INDs) remain on clinical hold indefinitely; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including our Delta product candidates are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of ENTEREG; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE TWELVE MONTHS ENDED DECEMBER 31,		FOR THE THREE MONTHS ENDED DECEMBER 31,
	2007	2006	2007	2006
REVENUES
Contract revenues	$9,119,991	$15,087,411	$3,673,291	$4,285,728

OPERATING EXPENSES
Research and development	41,609,722	56,659,750	8,660,977	13,598,294
Marketing, general and administrative	23,970,339	37,689,565	6,827,949	11,583,773

Total operating expenses	65,580,061	94,349,315	15,488,926	25,182,067

Loss from operations	(56,460,070)	(79,261,904)	(11,815,635)	(20,896,339)
Interest income and other, net	8,017,095	9,523,526	1,715,087	2,481,396

Net loss	$(48,442,975)	$(69,738,378)	$(10,100,548)	$(18,414,943)

Basic and diluted net loss per share	$(1.05)	$(1.56)	$(0.22)	$(0.40)

Shares used in computing basic and diluted net loss per share	45,932,981	44,731,350	45,940,460	45,915,827

			BALANCE SHEET DATA (Unaudited)
			DECEMBER 31, 2007	DECEMBER 31, 2006
Cash, cash equivalents and short-term investments			$167,189,499	$185,562,009
Working capital			147,543,363	173,130,129
Total assets			178,676,652	200,597,580
Total stockholders’ equity			112,353,478	153,180,628